JOINT MARKETING AND OPERATING AGREEMENT


Ameritech Mobile Communications, Inc. ("AMERITECH") on behalf of itself and its affiliates licensed to provide wireless service in the CDPD Markets generally identified on Exhibit 1 and U.S. Wireless Data ("USWD") desire to enter into a joint marketing and operating agreement (as defined below) pursuant to the following terms and conditions:

1.)      USWD SOLUTION.  The "USWD Solution" includes:

         a) A USWD Tranz Enabler provided free of charge to a retail merchant that meets established minimum transaction volume requirements; and

         b)       An AMERITECH CDPD IP address, and

         c) A USWD provided credit/debit card transaction payment service for fixed location retail merchants who currently utilize VeriFone TRANZ 330, 380 or 460 credit card authorization terminals.

2.)      AMERITECH RESPONSIBILITIES

         a) AMERITECH will use good faith efforts to have its sales associates, in its CDPD markets (generally identified in attached Exhibit 1), solicit retail merchants that meet the criteria set forth in Section 1.c) above to convert their existing dial line credit card merchant service to a wireless credit card merchant service offered from USWD.

         b) Should the retail merchant wish to convert its present service, the AMERITECH sales associate will provide the merchant with an application to be filled out, the form of which is attached hereto as Exhibit 2. The AMERITECH sales associate will submit the completed merchant application and the merchant Rates and Fees Schedule, attached hereto as Exhibit 3.

         c) AMERITECH will use good faith efforts to solicit the USWD retail merchant solution in all of its' CDPD markets.

         d) AMERITECH will utilize, at no charge, fully operational demonstration units in sufficient quantities to make available to its sales associates through USWD for AMERITECH sales demos. These combined TRANZ 330 and wireless "Enabler" units will be rented from USWD for $30 per month. AMERITECH will provide the IP addresses for each respective demonstration unit.

         e) The responsibilities of the AMERITECH sales associate will be the following.

               i) Make good faith efforts to attend scheduled training sessions conducted by USWD at no additional charge to Ameritech;

               ii) Use good faith efforts to solicit the USWD specified type of retail business merchant;

               iii) Inform the merchant that there is a $150 application fee that will be either assessed on the merchant's first monthly statement or with a check collected by the USWD representative at the time of installation.

               iv) Deliver completed merchant application and Rates and Fee Schedule to the USWD representative.

               v) Optionally, participate with the USWD representative in the installation of TRANZ Enablers for approved retail merchants acquired under this program.

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         f) AMERITECH will provide,  as AMERITECH deems  necessary,  promotional programs that may include but not be limited to the following elements for marketing this solution in the "Wireless Merchant Program":

               i) Development of collateral material (data slicks, color brochures, etc.) using both AMERITECH and USWD logos. Use of Ameritech's logo is subject to the terms of this Agreement, including, but not limited to, prior review and approval of all use of the logo;

               ii)  Direct  mail  and/or   telemarketing   campaign   and  local
               advertising to generate leads for the AMERITECH sales associates;

               iii) Sales incentives/contests for the AMERITECH associates.

3.)      USWD RESPONSIBILITIES

         a) USWD will process the application for the merchant service and, if approved, will deploy and install TRANZ Enabler(s) using AMERITECH CDPD services as the communications transport.

         b) USWD will order AMERITECH CDPD NEI's for all merchants acquired under this program offering

         c) For each AMERITECH CDPD market identified to participate in the "Wireless Merchant Program," USWD will provide the following:

               i) Develop and distribute all sales training material for each AMERITECH sales representative who will be soliciting retail merchants;

               ii) A minimum of one USWD sales representative residing in each AMERITECH CDPD market to coordinate all USWD responsibilities for this program; and

               iii) Delivery of fully operational demonstration units that will be rented by the AMERITECH sales office.

         d) The USWD sales representative will perform the following functions in the AMERITECH CDPD markets:

               i) Training of the AMERITECH sales associates, which will include classroom training and joint sales calls;

               ii) Provide the AMERITECH sales associates with all retail merchant application paperwork, procedures and checklists necessary for the AMERITECH sales associate to execute a successful solicitation;

               iii) Process all merchant applications according to USWD internal procedures;

               iv) Negotiate any non-standard price quotations with the retail merchants; and

               v) Timely provision and deployment of the terminal device for the merchant upon approval of the application.

         e) USWD will order all CDPD NEI's for approved retail merchants from AMERITECH. The process for this procedure will be jointly developed by USWD and AMERITECH.

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         f) USWD will pay AMERITECH $25 each for the first 2 NEI's activated for each approved retail merchant that is solicited by the AMERITECH sales representative in this program. For any additional activations for the same retail merchant, USWD will pay AMERITECH $15 for each NEI. AMERITECH will invoice USWD on a monthly basis for such fees; in all other respects, billing shall be executed as set forth in the Packet Service Agreement. Should there be a negotiated application fee that is less than the standard USWD application fee, USWD and AMERITECH must both approve the decrease if it means that AMERITECH will receive less than the stated activation fees.

         g) USWD will provide AMERITECH with weekly sales reports indicating approved retail merchants solicited by the AMERITECH sales associate.

         h) USWD will be responsible for all retail merchant operational training, either directly or indirectly.

         i) USWD will be responsible, either directly or indirectly, for all first level help desk (24x7) support of the retail merchant for this program.

         j) USWD agrees to deploy a fully configured merchant system within a period of 10 business days following the approval of the merchant application by the credit card processor used by USWD provided the quantity of hardware is less than 25 units per occurrence. For any quantity above 25 units, USWD agrees to schedule deployment in a timely manner with the retail merchant.

         k) Simultaneous with the execution of this Agreement, USWD has agreed to be bound to the terms and conditions set forth in Ameritech's standard form of CDPD service order which terms and conditions are incorporated herein by this reference.

         l) USWD agrees to submit a properly completed merchant application to the credit card processing company within 2 days of the submission of the application from the AMERITECH sales associates.

4.) TERMS AND TERMINATION. The initial term of this agreement is two years from the execution date. This agreement will automatically renew for an additional two years at the end of the original term. Either party may terminate this agreement, at any time, by giving a 90 day written notice to the other party.

5.) EXCLUSIVITY. USWD agrees to use AMERITECH CDPD services exclusively in all AMERITECH CDPD markets for the duration of this agreement except for those unsolicited Customer referred to USWD by an alternative CDPD service provider.

AMERITECH  agrees to offer the USWD  retail  merchant  solution,  as  defined in section 1, exclusively for the term of this agreement. AMERITECH agrees that it will not offer the same or similar solution from another party for the term of this agreement. This exclusivity is limited to the TRANZ enabler program and does not prohibit AMERITECH from offering other CDPD integrated terminal solutions. USWD and AMERITECH agree to negotiate exclusivity terms on future USWD solutions as they become available.

6.) EVENTS OF DEFAULT. It shall be an event of default for a party hereunder to fail to comply with such party's responsibilities as set forth above, and such failure continues for a period of 10 days after receipt of notice of default specifying the nature of the default.

7.) REMEDIES OF DEFAULT. In addition to any other remedy available at law or equity, in the event of a default, the non-defaulting other party may terminate agreement without liability.

8.)      ADDITIONAL TERMS AND CONDITIONS.

AFFILIATES

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As used  in this  Agreement,  the  term  "Affiliates"  shall  include  Ameritech
Corporation and any business entity which is, directly or indirectly, at least fifty percent (50%) owned by Ameritech Corporation. "Affiliate" also means any successor to Ameritech Corporation, whether by change of name, dissolution, merger, consolidation, reorganization or otherwise.

ASSIGNMENT

Neither party shall assign any right or obligation under this Agreement without the other party's prior written consent. Any attempted assignment shall be void, except that either party may assign moneys due or to become due to it, provided that (a) the assigning party gives the other party at least thirty (30) days prior written notice of such assignment and (b) such assignment does not impose upon the other party obligations to the assignee other than the payment of such moneys.

Notwithstanding the foregoing, Ameritech may assign this Agreement, in whole or in part, to any of its Affiliates. Upon such assignment and assumption of liability thereto by the assignee the assignor shall be discharged of any liability under this Agreement.

Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

CHOICE OF LAW AND FORUM

This Agreement and any claims arising hereunder or related hereto, whether in contract or tort, shall be governed by the laws of Illinois. Any suit regarding this Agreement must be brought in a court of competent jurisdiction in Cook County, Illinois.

COMPLIANCE WITH LAWS

USWD and all persons furnished by USWD shall comply with the provisions of the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, environmental laws (the subject of which may include, but shall not be limited to, air, water, noise, soil, and land-fill areas), the rules and regulations of the Federal Communications Commission and all other applicable federal, state and local laws, ordinances and regulations in the performance of this Agreement, including the procurement of required permits, and certificates. "Performance" as used herein shall include, but not be limited to, USWD's furnishing, installation, removal, processing, transportation, use, disposal, treatment, reclamation or other method of handling materials subject to this Agreement.

USWD shall maintain throughout the term of this Agreement all federal, state and local licenses, permits and certificates necessary to perform this Agreement, which shall be promptly furnished to Ameritech upon request.

CONFIDENTIAL INFORMATION

Any information, including but not limited to, Customer information, specifications, drawings, computer programs, technical or business information or other data in whatever form (hereafter "Information"), furnished by Ameritech to USWD, whether in writing, orally or visually, under or in contemplation of this Agreement or to which USWD has access through its performance hereunder shall be considered confidential and shall be subject to the following:

         (a) USWD shall restrict disclosure of the Information to USWD's employees with a "need to know" (i.e., employees that require the Information to perform their responsibilities in

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                  connection  with this Agreement) and shall not disclose to any other person or entity without the prior written consent of AMERITECH;

         (b) USWD shall use the Information only for purposes of performing under this Agreement;

         (c) USWD shall advise those employees who access the Information of their obligations with respect thereto;

         (d) USWD shall copy the Information only as necessary for those employees who are entitled to receive it and shall ensure that all confidentiality notices are reproduced in full on such copies; and

         (e) USWD shall return all copies of such Information to Ameritech at Ameritech's request.

USWD recognizes and agrees that the unauthorized use or disclosure of the Information would cause irreparable harm to Ameritech for which it would have no adequate remedy at law, and that an actual or contemplated breach of this Clause shall entitle Ameritech to obtain immediate injunctive relief prohibiting such breach, in addition to any other rights available to it. The obligations herein contained shall expressly survive the termination or expiration of this Agreement.

The Information shall not be considered confidential and shall not be subject to the foregoing if USWD can demonstrate that the Information:

       (a) is or becomes available to the public through no breach of this Agreement;

       (b) was previously known by USWD without any obligation to hold it in confidence;

       (c)    is  received   from  a  third  party  free  to  disclose  such
              Information without restriction;

       (d) is independently developed by USWD without the use of Ameritech's Information;

       (e) is approved for release by written authorization of Ameritech, but only to the extent of such authorization;

       (f) is required by law or regulation to be disclosed, but only to the extent and for purposes of such required disclosure; or

       (g) is disclosed in response to a valid order of a court or lawful request of a governmental agency, but only to the extent of and for the purposes of such order or request, provided that USWD first notifies Ameritech or the order or request ten (10)
              days  prior  to  disclosure   and  permits  Ameritech to seek an
              appropriate protective order.

No Information furnished by USWD to Ameritech hereunder or in contemplation hereof shall be treated as confidential by Ameritech unless specifically labeled as such by USWD in advance of its disclosure to Ameritech. In such event, Ameritech shall safeguard and protect USWD's confidential Information in accordance with the provisions above, except Ameritech may disclose such Information to employees of Ameritech Mobile Communications, Inc. and the Affiliates with a need to know.

ENTIRE AGREEMENT

The terms contained in this Agreement and the attachment(s) and specification(s) referred to herein, which are incorporated herein by this reference, constitute the entire agreement between the parties with respect to the subject matter hereof, superseding all prior understandings and communications, oral or written. The Parties acknowledged that this Agreement has been mutually negotiated. This Agreement may not be

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modified except by a writing signed by both parties.

HEADINGS

The Section headings inserted in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

INDEMNITY

USWD shall defend, indemnify and hold harmless Ameritech, its corporate Affiliates, their officers, employees and agents from and against all losses, damages, expenses (including attorneys' fees and costs), claims, suits and liabilities, whether based in contract or tort (including strict liability), to the extent arising out of or resulting from (a) USWD's acts or omissions, or those of persons furnished by it, (b) any defective USWD Tranz Enabler provided hereunder, (c) the failure of USWD or any USWD Tranz Enabler to fully comply with the terms and conditions of this Agreement, or (d) assertions under Workers' Compensation or similar laws made by persons furnished by USWD. Ameritech shall promptly notify USWD of any written claim or demand for which USWD is responsible under this Clause.

Without limiting the generality of the foregoing, to the extent that any services are performed in the State of Ohio it is expressly agreed that USWD hereby waives any immunity from its obligations to defend, indemnify and hold harmless Ameritech against and from claims by employees of USWD, which immunity would otherwise arise by operation of Ohio Revised Code ss.ss. 4123.74 and 4123.741 and Section 35, Article II, Ohio Constitution or any other statute or constitutional provision.

INFRINGEMENT

USWD shall defend, indemnify and hold harmless Ameritech and its corporate Affiliates, their officers, employees and agents from and against any suits, claims, actions, losses, damages, expenses (including attorneys' fees and costs), or liabilities that may result by reason of any alleged violation, infringement or misappropriation of a United States patent, trade secret, copyright, trademark or other proprietary right based on Ameritech's Customer's use of the USWD Tranz Enabler (including the receipt of any services) provided under this Agreement. Ameritech shall promptly notify USWD of any claim of infringement, violation or misappropriation for which USWD is responsible and shall cooperate with USWD to facilitate the defense or settlement of such claim. USWD or USWD's attorney(s) shall keep Ameritech reasonably apprised of the continuing status of the claim, including any lawsuit resulting therefrom, and shall permit Ameritech, upon Ameritech's written request, to participate in the defense or settlement of such claim.

If use of the USWD Tranz Enabler shall be prevented or appears likely to be prevented by court order or settlement resulting from any such claim, USWD shall, at its expense, work in good faith with Ameritech's Customer to resolve the claim in such fashion as to minimize the impact on Ameritech's Customer.

LIMITATION ON LIABILITY.

In no event shall either party be liable to the other party for any lost profits or indirect, incidental, special or consequential damages, regardless of whether or not a party has been advised of the possibility of such damages. The foregoing notwithstanding, nothing in this section will limit a party's obligations to indemnify fully the other for actions brought by third parties, even if such actions include claims for indirect, incidental, special or consequential damages.

NON-SOLICITATION

Unless otherwise mutually agreed to by the parties in writing, USWD shall not hire or solicit the employment of any personnel of Ameritech directly or indirectly associated with this Agreement during the term of this Agreement and for a period of twelve (12) consecutive months thereafter.

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NOTICES

Any notice which under the terms of this Agreement must or may be given or made by either party hereunder shall be in writing and shall be delivered personally or sent by express delivery service or by certified mail, return receipt requested, addressed to the respective parties as follows:

         To Ameritech:        Ameritech Mobile Communications, Inc.
                              2000 West Ameritech Center Drive
                              Hoffman Estates, IL 60195-5000
                              Attn: Mr. John Hainaut

         Carbon copy to:      Ameritech Mobile Communications, Inc.
                              2000 West Ameritech Center Drive
                              Hoffman Estates, IL 60195-5000
                              Attn: Legal (3H78)

         To USWD:             U.S. Wireless Data Inc.
                              2200 Powell Street, Suite 450
                              Emeryville, CA 94608
                              Attn: Rod Stambaugh

or to such other address as either party shall designate by proper notice. Notices will be deemed to have been received as of the earlier of the date of actual receipt or, in case of notices sent via US mail, three (3) days after mailing. A signed receipt shall be obtained where a notice is delivered in person.

PUBLICITY

USWD shall not identify, either expressly or by implication, Ameritech or its corporate Affiliates or use any of their trademarks, trade names, service marks, other proprietary marks, or reference this Agreement in any advertising, press releases, publicity matters or other promotional materials without the prior written permission of Ameritech Mobile Communications, Inc.

RELATIONSHIP OF THE PARTIES

A. This Agreement is not intended to and does not constitute, or give rise to, a joint venture, partnership, corporation, or other formal business association or organization of any kind between the parties, and the rights and the obligations of the parties shall be only those expressly set forth in this Agreement. The parties shall perform under this Agreement as independent contractors and not as a representative, employee, agent, or partner of the other party, and this Agreement shall not be construed as creating any relationship between Ameritech and USWD's employees.


B. Except where the context would require a different meaning, all references to a party or the parties include as applicable each of their respective parent companies, subsidiaries, affiliates and its and their directors, officers, shareholders, employees, agents, successors, beneficiaries, permitted assigns, legal representatives, general and limited partners, and subcontractors; provided, however, that except as may be required by law, all obligations and liabilities arising under this Agreement shall not be individual or personal, but shall be borne by each party solely and only to the extent of its legal capacity.

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REMEDIES

The rights and remedies herein provided shall be cumulative and shall be in addition to any other remedies available at law or in equity.

SEVERABILITY

If any provisions of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the same economic and other benefits for the parties as the severed provision was intended to achieve, and the remaining provisions of this Agreement shall continue in full force and effect.

The parties hereto have executed this Agreement through duly authorized representatives and wishing to be legally bound hereto are so bound as of this 16th day of July, 1998.

U.S. WIRELESS DATA, INC.                    AMERITECH MOBILE
                                            COMMUNICATIONS, INC.


By: /s/  Rod Stambaugh                   By: /s/ John Hainaut
    ----------------------                   ------------------------
Name:    Rod Stambaugh                     Name: John Hainaut

Title:  President                          Title: General Manager
U.S. WIRELESS DATA(R) INC.
Delivering The New Standard In Transaction Processing

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                                    EXHIBIT 1

                          AMERITECH CDPD SERVICE AREAS


                                Chicago, Illinois


                              Springfield, Illinois


                               St. Louis, Missouri


                                Cincinnati, Ohio


                                  Dayton, Ohio


                                 Columbus, Ohio


                                Detroit, Michigan




See specific Company Cellular Digital Packet Data radio system coverage maps. Range and coverage on maps are estimated.

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